Exhibit 4.39

Framework Agreement for Interconnection Settlement

Between
China Network Communications Group Corporation
&
China Unicom Corporation Limited
     This Framework Agreement for Interconnection Settlement (hereinafter referred to as this “Framework Agreement”) is signed on August 12, 2008 in Beijing, the People’s Republic of China (“PRC”) by and between the following two parties:

Party A:	China Network Communications Group Corporation (hereinafter referred to as “Netcom Group”)
	Registered Address:	No. 156, Fu Xing Men Nei Street, Xicheng District, Beijing
	Legal Representative:	Zhang Chunjiang

Party B:	China Unicom Corporation Limited (hereinafter referred to as “CUCL”)
	Registered Address: Legal Representative:	Level 12, Tower A, Henderson Center, No. 18, Jian Guo Men Nei Avenue, Beijing Chang Xiaobing
Whereas:
(1)	Netcom Group is a state owned enterprise duly incorporated and validly existing under the laws of the PRC;

(2)	CUCL is a foreign funded enterprise duly incorporated and validly existing under the laws of PRC, whose equity is 100% held by China United Telecommunications Corporation Limited (the “Unicom Red-chip Company”, a company duly incorporated and validly existing under the laws of the Hong Kong Special Administration Region and dually listed on the Hong Kong Stock Exchange). Approved by the former Ministry of Information Industry (“MII”) of the PRC, CUCL is mainly engaged in nationwide provision of international and domestic long-distance communications services (excluding international telecommunications facilities services); Internet services and IP Telephony services; as well as mobile communications services in 31 provinces, autonomous regions and municipalities, including Beijing, Tianjin, Shanghai, Liaoning, Hebei, Shandong, Jiangsu, Zhejiang, Fujian, Guangdong, Hubei, Anhui, Sichuan, Guizhou, Xinjiang, Chongqing, Shaanxi, Guangxi, Henan, Heilongjiang, Jilin, Jiangxi, Shanxi, Inner Mongolia, Hunan, Hainan, Yunnan, Ningxia, Gansu, Qinghai and Tibet;

(3)	On May 24, 2008, the Ministry of Industry and Information Technology, the National Development and Reform Commission and the Ministry of Finance jointly issued the “Notice on Deepening the Reform of China’s Telecommunications System”, which is seen as the guidepost for the Chinese government to deepen the reform of its telecommunications system by endorsing the formation of three leading competitive carriers with nationwide network resources, similar size and strength and the capacity of full service operation. In the above notice, China Telecom is encouraged to buy China Unicom’s CDMA network and China Unicom is encouraged to merge with China Netcom. As a response to the call for deepening the reform in regard to telecommunications restructuring, the Unicom Red-chip Company is to merge with Netcom’s red-chip counterpart via an agreement (the “Merger Transaction”). Following the merger, the Netcom Red-chip Company will withdraw from the Hong Kong Stock Exchange and the New York Stock Exchange to become a wholly owned subsidiary of the Unicom Red-chip Company;

(4)	In its operations of telecommunications services, Party B needs to make the interconnection settlement to Netcom Group.

On the basis of equity and fairness and following friendly consultation, Party A (including Party A’s branches, subsidiaries and other units under its control, but excluding the Netcom Red-chip Company and its affiliates, subsidiaries and other units under its control, the same below) and Party B (including Party B’s branches, subsidiaries and other units under its control, the same below) enters into this Framework Agreement on interconnection settlement and other related matters as follows:

1.	Basic principles
1.1	The services and/or facilities from one party to the other pursuant to this Framework Agreement are regarded as paid business transactions between the two parties. Based on the principle of equity and fairness, the party is entitled to charge the other party a reasonable amount of service fees for the services and/or facilities. The other party shall honour the obligation of payment.

1.2	The services and/or facilities from one party to the other pursuant to this Framework Agreement shall be no less favourable than those granted to any other third-party as and when the same or similar services and/or facilities are provided.

1.3	If one party requests the other to provide more services and/or facilities under this Framework Agreement, the other party shall make its best efforts to provide extra services and/or facilities as required. The conditions governing the services and/or facilities shall be no less favourable than those granted to any other third-party as and when the same or similar services and/or facilities are provided.

1.4	The provision of services and/or facilities under this Framework Agreement shall comply with the purpose of use provided in this Framework Agreement as well as relevant state standards.

1.5	In the event of losses incurred to either party as a result of breach of this Framework Agreement, the party in breach shall claim in time full responsibilities with regard to the breach (including but not limited to direct or indirect losses inflicted upon the other party). However, if the loss in question is caused by force majeure, no party shall be held responsibilities.

1.6	During implementation of the obligations prescribed in this Framework Agreement by either party, the other party shall undertake to provide assistances where necessary.

1.7	It is confirmed that the two parties are obligated to take further actions and measures where necessary to ensure the realization of the purposes and provisions prescribed in this Framework Agreement. Moreover, the provisions relating to connected transactions in the listing rules of the Hong Kong Stock Exchange will be observed when Party B emerges as a subsidiary of the Unicom Red-chip Company.
2.	Interconnection and settlement types
2.1	The two parties agree to realize interconnection of various telecommunications networks.

2.2	The two parties agree to make settlement of domestic and international voice services in accordance with the provisions of the Agreement.

3.	Rules of the Internet technology, technical specifications, Internet access charges sharing and project construction
3.1	The above-mentioned interconnection of the two parties shall comply with the Internet technical rules and technical specifications of the state telecommunications administration.

3.2	The two parties should refer to the relevant regulations of the state telecommunications administrator and determine the settlement methods of the interconnection cost and project construction through negotiation.
4.	Obligations of the two parties
4.1	The two parties shall ensure the quality of inter-network communications is not poorer than that of their respective intra-network communications.

4.2	Where technically feasible, any party to this Framework Agreement that provides a variety of telecommunications services to its intra-network subscribers, shall upon the other party’s request, provide the same services to the other party’s subscribers unconditionally and timely and ensure quality of service.

4.3	Party A has the obligation to provide the auditor of Unicom Red-chip Company with accounting records of Party A and its connected persons on the transaction details.
5.	Network management and maintenance
5.1	In case network expansion or transformation by any party to this Framework Agreement is likely to affect the user communications on the other party, it should notify the other party six (6) months in advance.

5.2	Except in case of the force majeure, any party to this Framework Agreement makes adjustment in routers, relay circuit, signal mode, Bureau data and software version in its network, which might affect the user communications on the other party, it should notify the other party thirty (30) days in advance.

5.3	Any party to this Framework Agreement, upon request, should timely cooperate with the other party on its adjustment in routers, relay circuit, signal mode, Bureau data and software version to ensure quality of the inter-network communications.

5.4	The two parties agree to maintain their respective networks in accordance with the relevant regulations promulgated by the national telecommunications administrator to ensure the normal operation of the entire network.

5.5	When the inter-network communications is disrupted or ineffective, the two parties shall take immediate and effective measures to restore communications.
6.	Settlement principles and methods
6.1	Local network call charges settlement
(1)	Within the local networks, when Party B mobile telephone customer calls a Party A fixed-line customer, Party B makes a settlement payment to Party A at the rate of RMB0.06 per minute.

(2)	Within the local networks, when Party A fixed-line customer calls a Party B mobile telephone customer, the settlement is suspended.

(3)	Within the local networks, when customers of the two parties make inter-network calls to various call centres, the telephone operator in the location of the calling party collects local network call charges and makes a settlement payment to the telephone operator in the location of the called party at the rate of RMB0.06 per minute.

(4)	When the phone customers of one party choose the dial-up access to the Internet service of the other party, the operator in the location of the calling party collects the communications charges for the Internet service from the customers. The Internet service provider collects the network use charges from the customers. There is no settlement between Party A and Party B.
6.2	Charge settlement of domestic long distance calls, international calls and calls to Hong Kong, Macao and Taiwan, and IP call.
(1)	While Party B’s mobile subscribers choose to use Party A’s domestic long distance call services or the international telephone services for calling, Party B shall collect the local calling charges (additional roaming charges for roaming customers) from the callers and Party A shall collect domestic or international call charges from the callers. In the local network at the caller’s location, Party A shall make a settlement payment to Party B at the rate of RMB0.06 per minute.

When Party A’s local fixed-line phone users choose to use Party B’s domestic long-distance call or international call services for long-distance or international calling, the calling party is free from charge by Party A, and is charged by Party B for domestic and international calling services. In the local network of the calling party, Party B shall make a settlement payment to the calling party at the rate of RMB0.06 per minute.

(2)	The user of either party does not choose the domestic long-distance network to call the user of the other party or other call centres in other places: when the calling party in the location of the calling party sends the calling into the phone network of the other party via the connection points, the settlement payment rate will be RMB0.34 per minute if the call is made between 0:00 and 07:00 hours and RMB0.54 per minute if the call is made between 07:00 and 24:00 hours.

(3)	The user does not choose the international phone service for calling: when the calling party in the local network sends the calling into the phone network of the other party via the connection points, the calling party shall make a settlement to the international service provider at the rate of RMB B per minute. If the calling party uses the domestic long-distance circuit to send the calling to the network of the other party in the location of the international inbound and outbound bureau (not the location of the calling party), the calling party shall make a settlement to the international service provider at the rate of RMB C per minute. On holidays and during the hours of discount, the settlement is based on the preferential price (B and C: B is RMB0.06 per minute, which is the rate for the international service on the side of the international service providers approved by the former Ministry of Information Technology. And C is RMB0.54 per minute, which is the rate for the international service on the side of the international service providers approved by the former Ministry of Information Technology. The preferential price refers to the price during holidays and the hours of discount which is released to the public by the international service provider).

The control over the proportion of poor international calls shall be negotiated by the international service departments of the two parties. Before reaching any consensus, the settlement shall be made in accordance with the international service charge standards of the two parties.

The two parties agree to realize direct connection of the international inbound and outbound bureau in Beijing.

(4)	When phone users of either party choose the other party’s IP phone network for calling, the telephone operator in the location of the calling party collects the local call charges from the calling party (local call charges for mobile users and additional roaming charges for roaming users). The IP service provider collects the IP phone charges. On the calling side, the two parties do not make a settlement.

(5)	For the long-distance calling from the long-distance phone network or the IP phone network of one party to the phone user or call centres of the other party, the long-distance service provider shall make a settlement to the other party at the rate of RMB0.06 per minute as it sends the call into the phone network of the other party in the location of the called party.

(6)	For the international calling from the international phone network or IP phone international gateway of one party to the phone user of the other party, the long-distance service provider shall make a settlement to the other party at the rate of RMB0.06 per minute as it sends the call into the phone network of the called party in the location of the called party. When the international service provider sends the call to the phone network of the called party via the connection point out of the location of the called party, it shall make a settlement to the called party at the rate of RMB0.54 per minute in the location of the connection point.

For the international calling from Party A’s international phone network or the IP international gateway to Party B’s international roaming visiting users, Party A sends the calling to Party B’s phone network via the connection point in the location of Party A’s international inbound and outbound bureau, where Party A makes a settlement to Party B at the rate of RMB 0.06 per minute.

(7)	For the transmission of calling number that does not comply with the Agreement, the calling party is considered non-local domestic user by the two parties in the inter-network settlement. In case either party fails to send the real calling number due to the equipment or the technical problems, the transmission format of the calling number shall be determined by the headquarters of the two parties through negotiation.
6.3	Transfer settlement
(1)	When the phone user of either party calls the local customer of the third party or the call centres affiliated to the network of the third party and transferred via the network of the other party, the calling party shall make a settlement to the transferring party at the rate of RMB0.03 per minute. Whether the settlement between the calling party and the called party will be made by the transferring party is determined by the provincial agencies of the two parties or the third party at the provincial level through negotiation.

(2)	When the phone user of the third party calls the local customer of either party or the call centres affiliated to the network of either party and transferred via the network of the other party, the third party shall make a settlement to the transferring party at the rate of RMB0.03 per minute. Whether the settlement between the calling party and the called party will be made by the transferring party is determined by the provincial agencies of the two parties or the third party at the provincial level through negotiation.

(3)	When the phone user of either party chooses the domestic long-distance call, IP phone service or the phone card by the third party or vice versa, the calling party if transferred by the other party, the transferring party shall send the calling in the location of the calling party to the network of the service supplier, which shall make the settlement to the transferring party at the rate of RMB0.03 per minute. Whether the settlement between the calling party and the called party will be made by the transferring party is determined by the provincial agencies of the two parties or the third party at the provincial level through negotiation.

(4)	When the long-distance call between the user of either party and the user of the third party is transferred at the receiving side, the long-distance service supplier shall pay the transferring charges to the transferring party at the rate of RMB0.03 per minute plus the settlement charges of RMB0.06 per minute. The transferring party then makes the settlement to the called party at the rate of RMB0.06 per minute.

(5)	When the calling from the user of Party B to the user of the third party is transferred by Party A, if Party A uses the switch invested by Party B, Party A and Party B does not make settlement of the transferring charges; if Party A uses its own switch, Party B shall make the settlement to Party A at the rate of RMB0.03 per minute.
6.4	Settlement of calling forwarding

When user A calls user B, who forwards the calling to user C, it is considered calling twice. The first calling is from user A to user B and the second calling is from user B to user C. If either calling is relayed through the inter-network connection point of Party A and Party B, the two parties shall make the settlement according to relevant provisions of this Agreement.

6.5	Settlement of international roaming of mobile users
(1)	Settlement of international roaming and roaming in Hong Kong, Macao and Taiwan of Party B’s mobile users:

When user A calls Party B’s mobile user B, who is roaming in foreign countries or Hong Kong, Macao and Taiwan, the calling is considered twice. The first calling is from user A to user B and the second calling is user B’s calling to the roaming place. If either calling is relayed through the inter-network connection point of Party A and Party B, the two parties shall make the settlement according to relevant provisions of this Agreement.

(2)	The calling by the roaming user from foreign countries or Hong Kong, Macao and Taiwan is considered the calling by Party B’s local mobile user. Party A and Party B shall make the settlement according to relevant provisions of this Agreement.
6.6	Other provisions on inter-network settlement
(1)	Access to the network half-way is considered access to the network at the starting point and settlement shall be made according to article 6.2.

(2)	When Party B’s mobile user makes calling or is called, settlement shall be made according to the location of the calling party or the called party, except the mobile user originates a long distance calling through the network of his own selection.

(3)	When one party uses the same access code to open local, long-distance and IP services, and the user of the other party uses the service access code for calling, the settlement shall be made according to the standard for long-distance service. The service supplier shall make the settlement to the calling party at the rate of RMB0.06 per minute.
6.7	Settlement time unit, cycle and location
(1)	The settlement of domestic long-distance call, international call and IP call is made by 6 seconds. Less than 6 seconds is counted as 6 seconds. The call length of all phone bills in the settlement cycle is totalled, if it’s less than minute, it shall be counted as minute. The call length which is less than three seconds (including three seconds) shall be taken into account.

(2)	When user of either party chooses the smart phone card of the other party for calling, the settlement shall be made by 6 seconds. Less than 6 seconds is considered 6 seconds. The call length of all phone bills in the settlement cycle is totalled, if it’s less than minute, it shall be counted as minute.

(3)	Settlement billing cycle (subject to the end of the call) is 0:00:00 (included) of the first day of each month to 24:00:00 (excluded) of the last day of the same month.

(4)	The settlement location is in principle at the provincial level. Where conditions do not permit, the provincial-level agencies may make the local network settlement. The details shall be determined by the provincial agencies of the two parties.

7.	Representations, assurances and commitments

Each party of this Framework Agreement makes the following representations, assurances and commitments to the other party:
(1)	Each party is an independent legal person incorporated for effective duration in accordance with Chinese laws, with full power and authority (including but not limited to the approval, permission or consent given by competent government departments) to sign and implement this Framework Agreement;

(2)	No provision contained in this Framework Agreement is in violation of either party’s association documents or Chinese laws and regulations;

(3)	Each party will do its utmost to take or cause other people to take any necessary, appropriate or desirable action in line with Chinese laws, regulations as well as this Framework Agreement, with a view to enabling the effective implementation of those matters prescribed in this Framework Agreement.
8.	Effectiveness
8.1	This Framework Agreement is valid for 3 years and enters into force on the next day after all conditions of this Framework Agreement are fully met:
(1)	This Framework Agreement is ratified by the general meeting of shareholders of the China United Communications Co. Ltd. (Unicom A share Company).

(2)	This Framework Agreement is approved at the general meeting of shareholders of Unicom Red-chip Company.

(3)	The Merger Transaction is executed and completed.
8.2	Unless Party B sends a written notice to Party A not to renew the Agreement 60 days in advance, when this Framework Agreement expires the duration or the extended duration, the two parties will extend the Agreement for an agreed duration with the written consent in compliance with relevant laws, regulations and other rules.
9.	Force majeure
9.1	If a party is unable to implement or fully implement the obligations prescribed in this Framework Agreement as a result of force majeure, then it will not undertake any liability for breach of the agreement, in which case it shall, within fifteen (15) days following the occurrence of force majeure, inform the case to the other party in writing and provide proof therewith, and at the same time make every effort to minimise the losses incurred by force majeure. Within a reasonable period of time in the wake of force majeure, the party falling victim to force majeure shall undertake to continue implementation of this Framework Agreement.

9.2	Force majeure in this Framework Agreement means all objective situations that are unforeseeable, unavoidable and that cannot be overcome.
10.	Confidentiality

Without the written permission of the other party, neither party shall make any announcement in regard to, or provide or disclose to a third party any data or information in relation to the businesses of the other party or items under this Framework Agreement, unless otherwise required by legal or government departments or securities regulatory bodies, or for the purpose of maintaining the listing status of the Unicom Red-chip Company.

11.	Transfer

Without the written consent of the other party, neither party shall proceed to transfer any right and obligation prescribed in this Framework Agreement.

12.	Non-waiver

Unless otherwise provided by laws, non-exercise or delayed exercise of the rights, powers or privileges prescribed in this Framework Agreement by either party shall not be regarded as a waiver of such rights, powers or privileges. Moreover, the exercise in part of such rights, powers or privilege shall not keep the party from exercising such rights, powers or privileges in the future.

13.	Notification

Any notification relating to this Framework Agreement shall be made in writing by one party to the other party via personal delivery, fax or mail. A notification shall be regarded as “issued” upon delivery by hand, or the “sent” indication is displayed on the sender’s fax machine, or on the third working day (subject to extension in case of statutory holidays) after sending of the mail. Any notification upon issuance shall be regarded as entering into force.

14.	Applicable laws

This Framework Agreement is governed by PRC laws and shall be interpreted and implemented in accordance with PRC laws.

15.	Dispute settlement

In the event of a dispute between the two parties regarding the effectiveness, interpretation or execution of this Framework Agreement, friendly consultation shall be sought in the first place. If a case can not be settled through negotiation within thirty (30) days after the dispute arises, either party is entitled to file a lawsuit with the people’s court of the corresponding jurisdiction.

16.	Miscellaneous
(1)	On condition that the Unicom Red-chip Company complies with or meets the regulatory requirements on connected transactions, the two parties can proceed to amend or supplement this Framework Agreement based upon consensus.

(2)	Upon signing of this Framework Agreement, in case of conflict with any agreement reached prior to this Framework Agreement on any matter relating to the provisions established in this Framework Agreement, the contents of this Framework Agreement shall prevail.

(3)	This Framework Agreement is divisible, i.e., if any provision of this Framework Agreement is identified as illegal or unenforceable at any time, the validity and execution of other provisions of this Framework Agreement shall not be affected.

(4)	The original Framework Agreement is produced in four (4) copies, with each party holding two (2) copies and all the original copies being equally authentic.
     IN WITNESS WHEREOF, this Framework Agreement is executed by the legal representatives or his authorized representatives of both parties on the date first written above.

Page for Signatures:
China Network Communications Group Corporation (seal)
Legal representative or his authorized representative: (signature)
China Unicom Corporation Limited (seal)
Legal representative or his authorized representative: (signature)